Exhibit 99.1

Experienced Technology Executive Mandy Ginsberg, CEO of Match Group, Joins Uber’s Board

SAN FRANCISCO – February 19, 2020 – Uber Technologies, Inc. (NYSE: UBER) today announced that Mandy Ginsberg, CEO of Match Group, has been appointed to the company’s Board of Directors.

“I’m very excited to welcome Mandy to the board,” said Ron Sugar, independent Chairperson of the Board. “Mandy’s deep understanding of consumer trends, her operational expertise, and her global perspective will be a superb addition as Uber continues to grow.”

“I’ve gotten to know and admire Mandy over the past couple of years and am confident that she will be a great addition to the Uber board. Mandy had a remarkable run at Match Group, building one of the most successful and profitable technology businesses ever,” said Dara Khosrowshahi, CEO. “Like Uber, it’s one that connects people in the real world, with a fundamental commitment to women’s safety, and we are excited to benefit from her expertise and oversight.”

“Uber has already radically changed how we live and work, and I think it’s just getting started. I’m excited to join the board of a company that’s innovating across so many areas of technology and having an impact on so many economies and societies around the world,” said Mandy Ginsberg. “I look forward to working with Dara, Ron, and my fellow board members as Uber begins its incredibly promising second decade.”

Ginsberg has served at Match Group for 14 years, most recently as CEO, a position from which she announced she would step down in March 2020. Earlier, she served as CEO of Match Group Americas where she was responsible for the Match U.S. brand, Match Affinity Brands, OkCupid, PlentyOfFish, ParPerfeito and overall North and South American expansion. Previously, she served as the CEO of The Princeton Review, where she expanded its services to include online services, including tutoring and college counseling for a new generation of students.

Ginsberg’s customer experience acumen developed during her tenure as Vice President of Consumer Technology for Edelman Public Relations Worldwide, then subsequently in her role as Vice President of Worldwide Marketing at i2 Technologies.

Ginsberg holds an undergraduate degree from the University of California at Berkeley and an MBA from The Wharton School of the University of Pennsylvania.

In addition to Ginsberg, Uber’s current board members are: Dr. Ronald Sugar, Former CEO and Chairman, Northrop Grumman (independent chair); Ursula Burns, Chairman of the Board, VEON; Garrett Camp, Co-Founder, Uber; Dara Khosrowshahi, CEO, Uber; Wan Ling Martello, former Executive Vice President, Nestlé; Yasir Al-Rumayyan, Managing Director, Public Investment Fund of Saudi Arabia and Chairman of Saudi Aramco; John Thain, Former Chairman and CEO, CIT Group; David Trujillo, TPG Capital.

About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we’re building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

Contacts

Investors and analysts: investor@uber.com

Media: press@uber.com